Exhibit 10.7

ARCOSA, INC.
ANNUAL INCENTIVE PLAN

Article I
Purpose

The purpose of the Arcosa, Inc. Annual Incentive Plan (the “Plan”) is to advance the interests of Arcosa, Inc. (the “Company”) and its stockholders by (a) providing certain employees of the Company and its Subsidiaries (as hereinafter defined) with incentive compensation which is tied to the achievement of pre-established and objective performance goals, (b) identifying and rewarding superior performance and providing competitive compensation to attract, motivate, and retain employees who have outstanding skills and abilities and who achieve superior performance, and (c) fostering accountability and teamwork throughout the Company.

Article II
Definitions

For the purposes of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Award” means a grant of Incentive Compensation that may be paid to an Eligible Employee upon the satisfaction of specified Performance Goal(s) for a particular Performance Period; such Performance Period may be for a period of less than a Fiscal Year (e.g., six months, a “Short-Term Award”), a period equal to a Fiscal Year (an “Annual Award”), or a period in excess of a Fiscal Year (e.g., three Fiscal Years, a “Long-Term Award”).

“Base Pay” means for a Performance Period with a duration equal to or less than a Fiscal Year, a Participant’s aggregate base salary received from the Company during the Performance Period, or, for a Performance Period with a duration longer than a Fiscal Year, a Participant’s annualized rate of base salary received from the Company during the Performance Period, each according to the books and records of the Company, excluding overtime, commissions, bonuses, disability pay, any Incentive Compensation paid to the Participant, or any other payment in the nature of a bonus or compensation paid under any other employee plan, contract, agreement, or program.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Unit” means any segment or operating or administrative unit, including geographical unit, of the Company identified by the Committee as a separate business unit, or a Subsidiary identified by the Committee as a separate business unit.

“Business Unit Performance Goals” means the objective performance goals established for each Business Unit in accordance with Sections 5.1 and 5.2 below for any Performance Period.

“Change in Control” means an event set forth in any one of the following paragraphs shall have occurred:

(i)          any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)         the following individuals cease for any reason to constitute a majority of the number of directors then serving:  individuals who, on the Effective Date of this Plan, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date of this Plan or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)       there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)       the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing provisions of this “Change in Control” definition, to the extent necessary to comply with Section 409A of the Code, an event shall not constitute a “Change in Control” for purposes of the Plan, unless such event also constitutes a “change in control” as defined in Section 409A of the Code, and the treasury regulations or other guidance issued thereunder.

“Claim” shall have the meaning set forth in Section 7.5.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Human Resources Committee of the Board or any other committee as determined by the Board, which shall consist of two or more “non-employee directors” as defined in Rule 16b‑3 promulgated under the Exchange Act.

“Company” means Arcosa, Inc., a Delaware corporation.

“Company Performance Goals” means the objective performance goals established for the Company in accordance with Sections 5.1 and 5.3 below for any Performance Period.

“Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee.  Notwithstanding the foregoing sentence, in the event an Award issued under the Plan is subject to Code Section 409A, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Code Section 409A, the definition of “Disability” for purposes of such Award shall be the definition of “disability” provided for under Code Section 409A and the regulations or other guidance issued thereunder.

“Eligible Employee” shall mean any Employee of the Company or any Subsidiary.

“Employee” means a common law employee (as defined in accordance with the treasury regulations and revenue rulings applicable under Code Section 3401(c)) of the Company or any Subsidiary of the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fiscal Year” means the fiscal year of the Company, which is the twelve-month (12-month) period ending on December 31 of each calendar year.

“Incentive Compensation” means the compensation approved by the Committee to be paid to a Participant for any Performance Period under the Plan.

“Individual Performance Goals” means the objective performance goals established for an individual Participant in accordance with Section 5.6 below for any Performance Period.

“Maximum Achievement” means, for a Participant for any Performance Period, the maximum level of achievement of a set of Performance Goals required for Incentive Compensation to be paid, which shall be established by the Committee in accordance with Section 5.1 below.

“Participant” means an Employee of the Company or a Subsidiary who satisfies the eligibility requirements of Article IV of the Plan and who is selected by the Committee (or an Authorized Officer, duly appointed in accordance with Article III) to participate in the Plan for any Performance Period.

“Performance Criteria” shall have the meaning set forth in Section 5.2 below.

“Performance Goals” means the Individual Performance Goals, Business Unit Performance Goals, and Company Performance Goals established by the Committee for a Participant, the Company and/or each Business Unit for any Performance Period, as provided in Sections 5.1, 5.2, 5.3, and 5.6 below.

“Performance Period” means the period selected by the Committee for the payment of Incentive Compensation, which period shall be scheduled in good faith at the time the Performance Goals for such period are established.  Unless the Committee, in its discretion, specifies other Performance Periods for the payment of Incentive Compensation hereunder, the Performance Period shall be a Fiscal Year.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Plan” means the Arcosa, Inc. Annual Incentive Plan, as it may be amended from time to time.

“Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above, any limited partnership listed in item (ii) above or any other limited liability company described in this item (iii).  “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships, or limited liability company.

“Target Achievement” means, for a Participant for any Performance Period, the level of achievement of a set of Performance Goals required for Incentive Compensation to be paid, which shall be established by the Committee in accordance with Section 5.1 below.

“Threshold Achievement” means, for a Participant for any Performance Period, the minimum level of achievement of a set of Performance Goals required for any Incentive Compensation to be paid, which shall be established by the Committee in accordance with Section 5.1 below.

Article III
Administration

3.1          Committee’s Authority.  Subject to the terms of this Article III, the Plan shall be administered by the Committee.  For each Performance Period, the Committee shall have full authority to (i) designate the Eligible Employees who shall participate in the Plan; (ii) establish the Performance Goals and achievement levels for each Participant pursuant to Article V hereof; and (iii) establish and certify the achievement of the Performance Goals.

3.2          Committee Action.  A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.3          Committee’s Powers.  The Committee shall have the power, in its discretion, to take such actions as may be necessary to carry out the provisions and purposes of the Plan and shall have the authority to control and manage the operation and administration of the Plan.  In order to effectuate the purposes of the Plan, the Committee shall have the discretionary power and authority to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan.  All such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder.

To the extent permitted by applicable law, the Committee also may, in its discretion and by a resolution adopted by the Committee, authorize one or more officers of the Company (each an “Authorized Officer”), solely with respect to Employees who are not within the ten most highest compensated officers of the Company or Authorized Officers: (i) determine the amount of Incentive Compensation payable to such Employees in accordance with the terms of the Plan; (ii) establish  Performance Goals for  such Employees, and certify whether, and to what extent, such Performance Goals were achieved for the applicable Performance Period; and (iii) increase or reduce Incentive Compensation payable to such Employees in accordance with the provisions of Section 5.6, and authorize payment to such Employees in accordance with Article VI.

In construing the Plan and in exercising its power under provisions requiring the Committee’s approval, the Committee shall attempt to ascertain the purpose of the provisions in question, and when the purpose is known or reasonably ascertainable, the purpose shall be given effect to the extent feasible.  Likewise, the Committee is authorized to determine all questions with respect to the individual rights of all Participants under this Plan, including, but not limited to, all issues with respect to eligibility.  The Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan including, but not limited to, the power to:

(a)         designate the Eligible Employees who shall participate in the Plan;

(b)         maintain complete and accurate records of all Plan transactions and other data in the manner necessary for proper administration of the Plan;

(c)        adopt rules of procedure and regulations necessary for the proper and efficient administration of the Plan, provided the rules and regulations are not inconsistent with the terms of the Plan as set out herein.  All rules and decisions of the Committee shall be uniformly and consistently applied to all Participants in similar circumstances;

(d)         enforce the terms of the Plan and the rules and regulations it adopts;

(e)          review claims and render decisions on claims for benefits under the Plan;

(f)          furnish the Company or the Participants, upon request, with information that the Company or the Participants may require for tax or other purposes;

(g)         employ agents, attorneys, accountants or other persons (who also may be employed by or represent the Company) for such purposes as the Committee considers necessary or desirable in connection with its duties hereunder; and

(h)         perform any and all other acts necessary or appropriate for the proper management and administration of the Plan.

Article IV
Eligibility

For each Performance Period, the Committee shall select the particular Eligible Employees to whom Incentive Compensation may be awarded for such Performance Period.  To the extent permitted by the Committee, Employees who participate in the Plan may also participate in other incentive or benefit plans of the Company or any Subsidiary.  Notwithstanding any provision in this Plan to the contrary, the Committee may grant one or more Awards to an Eligible Employee at any time, and from time to time, and the Committee shall have the discretion to determine whether any such Award shall be a Short-Term Award, an Annual Award or a Long-Term Award.

Article V
Determination of Goals and Incentive Compensation

5.1         Establishment of Business Unit and Company Performance Goals.  Within the first ninety (90) days of the Performance Period (or at such other time period as selected by the Committee in its discretion), the Committee shall establish and approve: (i) the Business Unit Performance Goals for the Performance Period, (ii) the Company Performance Goals for the Performance Period, (iii) the Threshold Achievement, Target Achievement, and Maximum Achievement levels for the Business Unit Performance Goals and Company Performance Goals for the Performance Period, (iv) with respect to each Participant, Incentive Compensation for achievement of Threshold Achievement, Target Achievement, and Maximum Achievement levels and the relative weighting of each Performance Goal in determining the Participant’s Incentive Compensation, and (v) a schedule setting forth the payout opportunity for Threshold Achievement, Target Achievement, and Maximum Achievement levels.

5.2         Categories of Business Unit Performance Goals.  The Business Unit Performance Goals, if any, established by the Committee for any Performance Period may differ among Participants and Business Units.  For each Business Unit, any Business Unit Performance Goals shall be based on the performance of the Business Unit.  Performance criteria for a Business Unit shall be related to the achievement of financial and operating objectives of the Business Unit, which may consist of one or more of any of the following criteria: cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); book value; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization; gross or net margin; earnings (either in aggregate or on a per-share basis and whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; gross or net income; gross or net operating margins; gross or net profit; gross or net revenues; gross or net sales; net asset value per share; margins; transactions relating to acquisitions or divestitures (including, without limitation, the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions); sales growth; price of the Company’s common stock (including, but not limited to, growth in share price); return measures (including, but not limited to, return on assets, equity, stockholders’ equity, capital, invested capital, sales or revenues); return on net assets, equity or stockholders’ equity; market share; operating efficiency; operating income; operational performance measures; pre-tax income; productivity ratios and measures; profitability ratios; inventory levels, inventory turn or shrinkage; working capital; or total return to stockholders (“Performance Criteria”).  Any Performance Criteria may be measured in absolute terms, relative to a peer group or index, relative to past performance, or as otherwise determined by the Committee. Any Performance Criteria may include or exclude (i) unusual or infrequently occurring, or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee which is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company’s annual report.

5.3          Company Performance Goals.  The Company Performance Goals, if any, established by the Committee for any Performance Period shall relate to the achievement of predetermined financial and operating objectives for the Company and its Subsidiaries on a consolidated basis, which may consist of one or more of any combination of the factors set forth in Section 5.2 above, as applied to the Company and its Subsidiaries on a consolidated basis.  The Company Performance Goals may be established either on an absolute or on a per share basis reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including cash dividends.  The Company Performance Goals may also be established on a relative basis as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, a group of companies deemed by the Committee to be comparable to the Company.

5.4          Certification.  On or before March 31 of the year immediately following the end of the applicable Performance Period and following receipt of the independent auditor’s report, the Committee shall certify in writing (i) the extent to which each Business Unit achieved its Business Unit Performance Goals, if any, for the Performance Period, (ii) the extent to which the Company achieved its Company Performance Goals, if any, for the Performance Period, (iii) the calculation of the Participants’ Incentive Compensation, and (iv) the determination by the Committee of the amount of Incentive Compensation, if any, to be paid to each Participant for the Performance Period.  In determining whether Performance Goals have been achieved and Incentive Compensation is payable for a given Performance Period, generally accepted accounting principles to the extent applicable to the Performance Goal shall be applied on a basis consistent with prior periods, and such determinations shall be based on the calculations made by the Company and binding on each Participant.  Approved minutes of the Committee meeting in which the certification required by this Section 5.4 is made shall be treated as written certification for purposes for this Section 5.4.

5.5         Earned Award Based on Level of Achievement.  If Threshold Achievement is attained with respect to a Performance Goal, then the Incentive Compensation that may be paid to such Participant with respect to such Performance Goal shall be based on the Committee’s predetermined schedule (which may allow for interpolation between achievement levels) setting forth the earned award.

5.6         Discretion to Modify Incentive Compensation.  After the certification described in Section 5.4 the Committee may, in its sole and absolute discretion, increase or decrease the Incentive Compensation to be paid to one or more Participants for such Performance Period.  The Committee may consider subjective factors, including factors communicated to the Participant at the beginning of the Performance Period or other factors the Committee considers appropriate, and including any Individual Performance Goals set for the Participant for the given Performance Period, in determining whether to reduce the Incentive Compensation to be paid to a Participant.  Individual Performance Goals need not have been established during the specific time periods set forth in Section 5.1 above for the establishment of Company Performance Goals and Business Unit Performance Goals.

Article VI
Payment of Incentive Compensation

6.1         Form and Time of Payment.  Subject to the provisions of Sections 6.2 and 6.3 below and except as otherwise provided herein, a Participant’s Incentive Compensation for a Performance Period shall be paid in the year immediately following the close of the year in which such Performance Period ends, following receipt of the independent auditor’s report, but no later than March 31 of such year.  The payment shall be in the form directed by the Committee and may either be paid in a cash lump sum payment or in installments.

6.2         Forfeiture Upon Termination Prior to Date of Payment.  If a Participant’s employment with the Company and all of its Subsidiaries is terminated voluntarily by the Participant for any reason, or is terminated by his or her employer for any reason other than the death or Disability of the Participant, during a Performance Period or after a Performance Period but prior to the date of actual payment in accordance with Section 6.1 above, then such Participant will immediately forfeit any right to receive any Incentive Compensation hereunder for such Performance Period.  However, under such circumstances where the termination of employment occurs after the Performance Period has ended but prior to the date of actual payment, the Committee may pay the Participant an amount not to exceed the amount earned according to the terms of the Award.

6.3          Pro Rata Payment for Death or Disability; New Hires.

(a)         Death or Disability.  If during a Performance Period, a Participant’s employment is terminated by reason of the Participant’s death or Disability, then such Participant shall, if the Committee so determines, be eligible to receive pro rata portion of the Incentive Compensation that would have been payable to such Participant, if he or she had remained employed, based on the number of days worked during the Performance Period.  Such Incentive Compensation shall be paid at the time and in the manner set forth in Section 6.1 hereof.

(b)       New Hires; Promotions.  Any individual who is newly-hired or becomes an Eligible Employee during a Performance Period and who is selected by the Committee to participate in the Plan shall be eligible to receive a pro rata portion of the Incentive Compensation to which he or she could have been entitled if he or she had been employed for the full Performance Period, based on the number of days during the Performance Period during which he or she is a Participant in the Plan and calculated on the basis of his or her Base Pay received for the Performance Period.  Such Incentive Compensation shall be paid at the time and in the manner set forth in Section 6.1 hereof.

6.4         Recoupment for Restatements.  Notwithstanding any other language in this Plan, the Committee may recoup all or any portion of any Incentive Compensation paid to a Participant, as set forth in the Policy for Repayment on Restated Financial Statements (or any successor policy thereto) as approved by the Company’s Board from time to time.

6.5         Change in Control.  In the event of a Change in Control, the Committee may, in its sole discretion, but shall be under no obligation to, make a lump sum payment to a Participant equal to a prorated amount of any potential Incentive Compensation payable under any Award made to such Participant, calculated by multiplying the amount payable for Target Achievement by the percentage of the Performance Period completed prior to the Change in Control. In the event of such a lump sum payment, no further Incentive Compensation shall be payable under any such Award.

Article VII
Miscellaneous Provisions

7.1          Non‑Assignability.  A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits awarded hereunder prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits shall be null and void.

7.2         No Right To Continue In Employment.  Nothing in the Plan confers upon any Employee the right to continue in the employ of the Company or any Subsidiary, or interferes with or restricts in any way the right of the Company and its Subsidiaries to discharge any Employee at any time (subject to any contract rights of such Employee), including, without limitation, before or after the date such Participant is entitled to payment with respect to an Award.

7.3          Indemnification Of Committee; No Duties; Waiver of Claims.  No member of the Committee, nor any officer or Employee of the Company acting with or on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all of the members of the Committee and each and any officer or Employee of the Company acting with or on their behalf shall be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law.  Except to the extent required by any unwaiveable requirement under applicable law, no member of the Committee (and no officer, Employee or Affiliate of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award or any Claim arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting an Award) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Committee and any officer, Employee or Affiliate of the Company arising out of this Plan.

7.4          No Trust or Plan Funding.  The Company (and not any of its Affiliates) will be solely responsible for the payment of all amounts hereunder.  The Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant.  No Participant, beneficiary, or other person shall have any interest in any particular assets of the Company (or any of its Affiliates) by reason of the right to receive any Incentive Compensation under the Plan.  To the extent that any Participant acquires a right to receive any payment from the Company pursuant to an Award, such right shall be no greater than the right of a general unsecured creditor of the Company.

7.5        Governing Law.  This Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws, and the rights and obligations created hereby shall be governed by the laws of the State of Delaware.  The Participant’s sole remedy for any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan, or an Award (collectively, “Claims”) shall be against the Company, and no Participant shall have any claim or right of any nature against any Affiliate or any owner or existing or former director, officer or Employee of the Company or any Affiliate.  The individuals and entities described above in this Section 7.5 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 7.5.

7.6          Binding Effect.  This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants, and their heirs, assigns, and personal representatives.

7.7         Construction of Plan.  The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan.  Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.

7.8          Integrated Plan.  This Plan constitutes the final and complete expression of agreement with respect to the subject matter hereof.

7.9         Tax Requirements.  The Company (and, where applicable, its Subsidiaries) shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy applicable taxes required by law to be withheld with respect to any payment of any Incentive Compensation to a Participant.

7.10        Adjustments. In the event of (a) any merger, reorganization, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights, offering, extraordinary dividend (including a spin-off), or other similar change affecting the Company’s shares; (b) any purchase, acquisition, sale, or disposition of a significant amount of assets other than in the ordinary course of business, or of a significant business; (c) any change resulting from the accounting effects of discontinued operations, extraordinary income or loss, changes in accounting as determined under generally accepted accounting principles, or restatement of earnings; or (d) any charge or credit resulting from an item which is classified as “non-recurring,” “restructuring,” or similar unusual item on the Company’s audited annual Statement of Income which, in the case of (a) – (d), results in a change in the components of the calculations of any of the criteria upon which the Performance Goals are based, as established by the Committee, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Performance Goal included in an Award, the Committee shall, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that includes any Performance Goal based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event or events, such that the criteria for evaluating such financial performance of the Company or such other entity (and the achievement of the corresponding Performance Goal) will be substantially the same (as determined by the Committee or the committee of the board of directors of the surviving corporation) following such event as prior to such event.

Article VIII
Amendment or Discontinuance

Except as provided in Section 7.10, the Committee may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part.  In addition, the Board shall have the power to discontinue the Plan in whole or in part.

Article IX
Effect of the Plan

Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any Participant any right to be granted Incentive Compensation or any other rights.  In addition, nothing contained in this Plan and no action taken pursuant to its provisions shall be construed to (a) give any Participant any right to any compensation, except as expressly provided herein; (b) be evidence of any agreement, contract or understanding, express or implied, that the Company or any Subsidiary will employ a Participant in any particular position; (c) give any Participant any right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder; or (d) create a trust of any kind or a fiduciary relationship between the Company and a Participant or any other person.

Article X
Code Section 409A Compliance

This Plan is intended to comply with Code Section 409A and shall be interpreted in a manner consistent with Code Section 409A and the treasury regulations and guidance issued thereunder.  To the extent (i) any payment to which a Participant becomes entitled under this Plan in connection with the Participant’s termination of service with the Company (for reasons other than death) constitutes a payment of deferred compensation subject to Code Section 409A, and (ii) the Participant is deemed at the time of such termination to be a “specified employee” under Code Section 409A to whom the following provisions must apply, then such payment shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of Participant’s termination of service with the Company; or (B) the date of the Participant’s death following such termination of service.  Upon the expiration of the applicable deferral period, any payment which would have otherwise been made during that period in the absence of this Article X shall be made to the Participant or the Participant’s beneficiary.

Article XI
Term

The effective date of this Plan shall be the date that the separation from Trinity Industries, Inc. and its affiliates is consummated (the “Effective Date”). This Plan shall remain in effect until it is terminated by the Committee or the Board.